                             Deposit Guaranty Corp.
                      Computation of Net Income Per Share
                                 June 30, 1996




                                         Three Months Ended     Six Months Ended
                                             June 30,                June 30,
                                         ------------------     ----------------
                                            Primary and           Primary and
                                           Fully Diluted         Fully Diluted
                                         ------------------     ----------------
Computation of weighted average
  shared outstanding:

  Common stock outstanding,
    beginning balance                          19,097,343           19,379,643

  Common stock issued due
    to mergers                                      6,963                 3,482

  Common stock issued due to
    exercise of options                             8,527                48,778

  Shares purchased by
    the Company                                   (16,229)             (238,025)
                                              -----------           -----------

  Weighted average shares
    outstanding                                19,096,605            19,193,877
                                              ===========           ===========


Computation of net income:

  Net income                                  $20,436,000           $41,925,000
                                              ===========           ===========

Computation of net income per
  share:

  Net income divided by weighted
    average shares outstanding                $      1.07           $      2.18
                                              ===========           ===========





Note: For the six-months ended June 30, 1996, additional weighted average shares outstanding for options under the Company's incentive stock plan were 166,978 and 163,935 for calculating primary and fully diluted net income per share, respectively. The dilutive effect of such options was, therefore, not material.